A PARTNERSHIP OF INCORPORATED PROFESSIONALS

AMISANO HANSON

CHARTERED ACCOUNTANTS

February 7, 2008

Securities and Exchange Commission

100 F Street, NE
Washington, DC  20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Transglobal Mining Corp. (the “Company”).  We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8K dated February 7, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604

TELEPHONE:  604-689-0188

VANCOUVER CANADA

FACSIMILE:  604-689-9773

V6C 2T7

E-MAIL:   amishan@telus.net